Exhibit 10.5

AMENDMENT TO
WEIGHT WATCHERS INTERNATIONAL, INC.
2004 STOCK INCENTIVE PLAN

1.                                       Section 8 of the Weight Watchers International, Inc. 2004 Stock Incentive Plan (the “Plan”) is hereby amended by adding a new subsection (e) thereto as follows:

(e)                                  Restricted Stock Units.  Awards of Restricted Stock may also be granted hereunder on a “Restricted Stock Unit” basis, such that the shares of Restricted Stock shall be credited to a bookkeeping account with the Company, with actual Shares not to be issued unless and until such Restricted Stock Unit has become vested.  The applicable Award agreement shall set forth the vesting restrictions and other terms and conditions governing the Award.  At the discretion of the Committee, the Award agreement may provide that each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share (“Dividend Equivalents”).  In such case, the Award agreement may provide that Dividend Equivalents may be (i) currently paid to the Participant, (ii) credited to the Participant’s bookkeeping Restricted Stock Unit account, and interest may be credited on the amount of cash Dividend Equivalents so credited (at a rate and subject to such terms as determined by the Committee), or (iii) credited to the Partcipant’s bookkeeping Restricted Stock Unit account without interest.  Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividends Equivalents.  Restricted Stock Units and the Shares underlying such Restricted Stock Units shall be subject to all applicable provisions of the Plan, including, without limitation, provisions relating to the adjustment of Awards for splits, mergers, or other corporate transactions.

2.                                       All other terms and conditions of the Plan shall remain in full force and effect.